Exhibit 99.1

JOHN W. GIBSON
June 22, 2011	CHAIRMAN. PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Dear ONEOK Shareholder:

We recently learned that the Oklahoma legislature - in the waning days of the 2010 session - passed last-minute legislation requiring all large, publicly traded companies that are incorporated in Oklahoma to have classified, or staggered, boards of directors. This legislation affects ONEOK, which is incorporated in the state of Oklahoma.

As a result, the directors of ONEOK have been classified automatically by the Oklahoma statute into three classes with staggered terms of office, rather than all of the directors being part of a single class and elected annually, as mandated by our certificate of incorporation. A corporation may opt out of the requirements of the statute only after January 1, 2015, by a vote of a majority of its outstanding shares.

In a classified board structure, directors are assigned to classes. Typically, directors of a classified board with three classes of directors have three-year terms, with only one-third of the directors elected annually. Consequently, all directors never stand for election in the same year.

As you know, in 2008 our board recommended the elimination of our then existing classified board and the institution of the annual election of directors. This recommendation was approved overwhelmingly by our shareholders, and our certificate of incorporation was amended accordingly.

We continue to believe that your decision as a shareholder to have an annual election of directors is consistent with best practices in corporate governance. We also believe that corporations should be able to work with their shareholders to determine which type board is appropriate.

Obviously, we are disappointed that the legislature took this action and did so in a manner that did not afford us, as the largest publicly traded company in Oklahoma, the opportunity to participate in the debate regarding the advisability of this legislation.

I spoke to Oklahoma Governor Mary Fallin, advised her of the situation and told her of the implications for ONEOK. Governor Fallin said she is committed to working with ONEOK and the legislature to develop a solution to this issue.  We will keep you informed of the results of our efforts.

We remain committed to creating value for you and ensuring that we have the appropriate governance practices.

Sincerely,
ONEOK, Inc. 100 West Fifth Street, Tulsa, OK 74103-4298 Post Office Box 871, Tulsa, OK 74102-0871 918-588-7000 www.oneok.com